                                                                     EXHIBIT 5.1

                     ROBINS, KAPLAN, MILLER & CIRESI L.L.P.
                               2800 LaSalle Plaza
                               800 LaSalle Avenue
                           Minneapolis, MN 55402-2015

                                November 7, 2006

Peoples Educational Holdings, Inc.
299 Market Street
Saddle Brook, New Jersey 07663-5316

     Re: REGISTRATION STATEMENT ON FORM S-8
         1998 STOCK PLAN
         NON-QUALIFIED STOCK OPTION AGREEMENT
         REGISTRATION OF 912,011 SHARES OF COMMON STOCK

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 874,511 shares of Common Stock, par value $0.02, of Peoples Educational Holdings, Inc. (the "Registrant") offered to eligible employees pursuant to the Peoples Educational Holdings, Inc. 1998 Stock Plan (the "Plan") and 37,500 shares of Common Stock, par value $0.02, of the Registrant offered to Matti Prima pursuant to that certain Non-Qualified Stock Option Agreement dated September 1, 1999 between the Company and Matti Prima (the "Agreement").

     We advise you that it is our opinion, based on our familiarity with the affairs of the Registrant and upon our examination of pertinent documents, that the 912,011 shares of Common Stock to be issued by the Registrant under the Plan and the Agreement will, when paid for and issued in accordance with the Plan or the Agreement, as applicable, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Registrant.

     The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                      Sincerely,


                                      /s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.